UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 6, 2013

RELIANCE STEEL & ALUMINUM CO.

(Exact name of registrant as specified in its charter)

California	001-13122	95-1142616
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 S. Grand Ave., Suite 5100

Los Angeles, CA 90071

(Address of principal executive offices)

(213) 687-7700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Agreement and Plan of Merger

On February 6, 2013, Reliance Steel & Aluminum Co., a California corporation (“Reliance”), RSAC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Reliance (“Merger Sub”), and Metals USA Holdings Corp., a Delaware corporation (“Metals”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) under which Reliance has agreed to acquire Metals.  Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions therein, Merger Sub will be merged with and into Metals (the “Merger”), with Metals surviving as a wholly-owned subsidiary of Reliance.

At the effective time of the Merger, each outstanding share of Metals common stock (other than dissenting shares, treasury shares, shares owned by Reliance and its subsidiaries and shares owned by any subsidiary of Metals) will be cancelled and converted into the right to receive $20.65 in cash, without interest.  Also at the effective time of the Merger, each option to acquire Metals common stock granted under any Metals equity incentive plan, whether vested or unvested, that is outstanding will become fully vested and be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of $20.65 over the per share exercise price of the option multiplied by (ii) the total number of shares of common stock subject to the option.  Each share of restricted stock granted under any Metals equity incentive plan, whether vested or unvested, will be cancelled and converted into the right to receive $20.65 per share in cash.

The parties’ obligations to complete the Merger are conditioned upon customary closing conditions, including the approval of the Merger and the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Metals common stock and the expiration or termination of the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period. The Merger is not conditioned upon Reliance’s receipt of financing.

During the period beginning on the date of the Merger Agreement and continuing through March 8, 2013 (the “Go-Shop Period”), Metals may, and intends to, initiate, solicit, facilitate, and encourage alternative proposals from third parties with respect to the sale of Metals (“Alternative Proposals”) and provide non-public information to and enter into discussions or negotiations with third parties with respect to Alternative Proposals.  Starting on March 9, 2013, Metals will become subject to customary “no-shop” restrictions on its ability to solicit Alternative Proposals and to provide non-public information to and enter into discussions or negotiations with third parties regarding Alternative Proposals, except that Metals may continue to engage in the aforementioned activities after the Go-Shop Period with certain third parties that submitted Alternative Proposals during the Go-Shop Period that Metals’ board of directors has determined constitutes or is reasonably likely to result in a Superior Proposal (as defined in the Merger Agreement) (each such third party, an “Excluded Party”).

The Merger Agreement contains certain termination rights for Metals and Reliance.  Under specified circumstances, Metals is entitled to terminate the Merger Agreement to accept a Superior Proposal (whether developed during the Go-Shop Period or received on an unsolicited basis after the end of the Go-Shop Period).  Upon termination of the Merger Agreement to enter into a Superior Proposal, or under certain other specified circumstances, Metals will be required to pay Reliance a termination fee.  If the termination fee becomes payable as a result of Metals terminating the Merger Agreement within 30 days of the end of the Go-Shop Period in order to enter into a definitive agreement concerning a Superior Proposal with an Excluded Party, the amount of the termination fee will be $11.9 million.  If the termination fee becomes payable in other circumstances, the amount of the termination fee will be $23.8 million.  In certain circumstances where the Merger Agreement has been terminated but the termination fee has not become payable, Metals will be required to reimburse Reliance for up to $5.0 million of expenses incurred in connection with the Merger Agreement (although if the termination fee later becomes payable, amounts reimbursed by Metals will be credited against the termination fee payable).

The Merger Agreement contains customary representations, warranties and covenants by each of Reliance and Metals.

The Merger Agreement has been filed as an exhibit to this Form 8-K to provide you with information regarding the terms of the agreement and is not intended to modify or supplement any factual disclosures about Reliance in its public reports filed with the Securities and Exchange Commission (the “SEC”).  In particular, the Merger Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Reliance or Metals. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties, rather than establishing matters as facts.

The foregoing description of the Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Voting Agreement

In connection with the entry into the Merger Agreement, Reliance entered into a Voting Agreement (the “Voting Agreement”), dated as of February 6, 2013, with certain investment funds affiliated with Apollo Global Management, LLC (the “Apollo Funds”).  Pursuant to the Voting Agreement, the Apollo Funds agreed to vote their shares of Metals stock (which represent, in the aggregate, approximately 53% of the outstanding common stock of Metals as of December 31, 2012) in favor of the Merger and against any Alternative Proposal.  The Apollo Funds also agreed to vote against any extraordinary dividend or distribution by Metals, any material change in Metals’ capital structure, certain extraordinary corporate transactions by Metals and any change in Metals’ organizational documents, if any of the foregoing would or would reasonably be expected to impair or delay the Merger.   The Voting Agreement prohibits the Apollo Funds from soliciting, initiating, knowingly facilitating or knowingly encouraging alternative proposals regarding the sale of Metals, subject to certain exceptions.  The Voting Agreement will terminate upon the earlier of (i) the Merger and (ii) the termination of the Merger Agreement.  In addition, the Apollo Funds may terminate the Voting Agreement if Metals’ board of directors changes its recommendation to Metals’ stockholders in favor of the Merger or if the Merger Agreement is amended to decrease the amount of or change the form of the merger consideration, or to impose any material restrictions on or additional conditions on receipt of the merger consideration.

The Voting Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement.

Item 8.01 Other Events

On February 6, 2013 Reliance and Metals issued a joint press release announcing that they had entered into the Merger Agreement.  A copy of the press release is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits

2.1                 Agreement and Plan of Merger, dated as of February 6, 2013, by and among Reliance Steel & Aluminum Co., RSAC Acquisition Corp. and Metals USA Holdings Corp.*

10.1          Voting Agreement, dated February 6, 2013, by and among Reliance Steel & Aluminum Co., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V (A), L.P., Apollo Netherlands Partners V (B), L.P. and Apollo German Partners V GmbH & Co. KG.

99.1          Press Release, dated February 6, 2013.

*  Reliance has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the SEC copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RELIANCE STEEL & ALUMINUM CO.

Dated: February 6, 2013	By:	/s/ Kay Rustand
Name: Kay Rustand
Title: Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of February 6, 2013, by and among Reliance Steel & Aluminum Co., RSAC Acquisition Corp. and Metals USA Holdings Corp.*
10.1

Voting Agreement, dated February 6, 2013, by and among Reliance Steel & Aluminum Co., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V (A), L.P., Apollo Netherlands Partners V (B), L.P. and Apollo German Partners V GmbH & Co. KG.

99.1	Press Release, dated February 6, 2013.

*  Reliance has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the SEC copies of any of the omitted schedules and exhibits upon request by the SEC.